EXHIBIT 99.1

Media Sciences Reports Second Quarter Financial Results.

OAKLAND, N.J., February 11, 2010—Media Sciences International, Inc. [NASDAQ: MSII], the leading independent manufacturer of color toner cartridges and solid inks for use in color business printers, today announced its quarterly financial results for the three and six months ended December 31, 2009. The Company will host an investor conference call Friday morning at 8:45 a.m. ET to discuss its quarterly results.

Financial results for the quarter ended December 31, 2009 include:
•	Net revenues of $5,586,000, representing a $430,000 or 8% increase year-over-year and a $79,000 or 1% increase over the prior quarter.
•	Gross margin at 45.0% of net revenues, versus 41.2% for the same period last year.
•	Net loss of $51,000 ($0.00 per share), versus a net loss of $517,000 ($0.04 per share) in the year ago quarter.

Our second quarter results were impacted by and include the following significant cash and non-cash items:

•
Product Warranty.  We recognized $519,000 of warranty expense, representing a $292,000 increase (about $193,000 after tax or about $0.02 per share) compared with the $227,000 recognized in the comparative year ago period.

•
Foreign Currency Effects. Year-over-year, appreciation of the euro relative to the US dollar, benefitted our revenues and gross profit by about $75,000. On top of this, we estimate that the European price increases implemented last January added another $50,000 to revenues and margins on a comparative basis.

•	Stock-Based Compensation Expense (non-cash). Our operating results include $159,000 of pretax non-cash stock-based compensation expense ($105,000 after tax or about $0.01 per share).

•
Temporary Company-wide Compensation Concessions.  In January 2009, we implemented a company-wide 10% salary, wage and bonus concession.  In the fall of 2008, our directors also waived their cash compensation.  Effective October 1, 2009, half of these temporary concessions were reinstated and are reflected in our operating results.  For the three months ended December 31, 2009, the savings associated with these temporary concessions were about $65,000 (about $43,000 after tax or about $0.00 per share).

CEO’s Comments
Michael W. Levin, President and CEO of Media Sciences International, Inc., noted the following regarding the quarter, “Our second quarter results were in line with internal expectations and reflect our cost reduction efforts over the last year.  Within our year-over-year revenue growth we continued to experience attrition of lower margin imaging channel volume, which was more than offset by continued growth of our office products volume and significant growth of our European business.  With the financial rightsizing efforts behind us, our focus is on driving profitability through revenue growth, reduction of warranty costs, and optimizing our supply chain.”

Revenues
For the three months ended December 31, 2009, as compared to the same period last year, net revenues increased by $430,000 or 8% from $5,157,000 to $5,586,000.  This increase in net revenues was primarily driven by the revenue impact of greater year-over-year sales of toner-based products and continued rapid growth of our European sales.  Year-over-year for the three months, sales of color toner cartridges increased by about 18% and solid ink product sales decreased by about 10%.

For the six months ended December 31, 2009, as compared to the same period last year, net revenues increased by $184,000 or 2% from $10,909,000 to $11,093,000.  This increase in net revenues was primarily driven by the revenue impact of greater year-over-year sales of toner-based products and continued rapid growth of our European sales, partially offset by attrition in our sales volumes to the price sensitive and less quality oriented imaging channel.  Year-over-year for the six months, sales of color toner cartridges increased by about 11% and solid ink product sales decreased by about 12%.

Within this growth we continued to experience attrition of more price sensitive, lower margin, and less quality oriented imaging channel volume.  This attrition was more than offset by continued growth of our sales volume into the office products and technology distribution channel.  These channels tend to place greater value on product quality that is intellectual property safe and backed by warranty and technical support.   Our top-line also continues to benefit from the continued higher growth rate of our European business.  Versus the year ago quarter, we also benefitted from appreciation of the euro relative to the U.S. dollar and European price increases implemented last January.

We ended the quarter with an order backlog of $326,000, representing a $47,000 increase over the prior quarter ended September 30, 2009.  For the comparative year ago period, we had $343,000 of order backlog at December 31, 2008.

Gross Profit
Consolidated gross profit for the three months ended December 31, 2009, compared to the same period last year, increased by $390,000 or 18% to $2,512,000 from $2,122,000.  For the three months ended December 31, 2009, our gross margins increased by about 380 basis points to 45.0% from 41.2% in the comparative year ago period.  The year-over-year improvement in our gross profit and margins for the quarter was attributed to a number of factors including: decreased level of customer rebates; lower tool and die depreciation; decreases in our inventory obsolescence reserves and sales mix.  As discussed above, a combination of favorable exchange rate movements, a price increase we implemented last January in our European pricing, and continued growth of our European revenues also had a positive impact on margins.  These favorable items were partially offset by the large year-over-year increase in our warranty expense and higher inbound freight costs.

Consolidated gross profit for the six months ended December 31, 2009, compared to the same period last year, decreased by $101,000 or 2% to $4,642,000 from $4,743,000.  For the six months ended December 31, 2009, our gross margins decreased by about 170 basis points to 41.8% from 43.5% in the comparative year ago period.  The year-over-year decrease in our gross profit and margins for the six months was primarily attributed to an increase in our warranty expense, partially offset by lower year-over-year customer rebates and a decrease in our inventory obsolescence reserves.

Our margins reflect a portfolio of products.  Generally, solid ink products generate greater margins than do toner-based products.  While margins within the solid ink product line are very consistent, margins within the toner-based product line vary quite significantly.  As a result, our margins can vary materially, not only as a function of the solid ink to toner sales mix, but of the sales mix within the toner-based product line itself.  We expect to see changes in our margins, both favorable and unfavorable, as a result of continued changes in our sales mix.

Research and Development
Research and development spending for the three months ended December 31, 2009, compared to the same period last year, increased by $24,000 or 7% to $372,000 from $348,000.  For the six months ended December 31, 2009, compared to the same period last year, decreased by $8,000 or 1% to $713,000 from $721,000.  The nominal year-to-date decrease in our research and development costs is attributed to our cost reduction efforts over the past year.  Looking forward, we expect our research and development spending to represent a similar proportion of our net revenues.

Selling, General and Administrative
Selling, general and administrative expense, exclusive of depreciation and amortization, for the three months ended December 31, 2009, compared to the same period last year, decreased by $463,000 or 19% to $2,033,000 from $2,496,000.  For the six months ended December 31, 2009, selling, general and administrative expense, exclusive of depreciation and amortization, as compared to the same period last year, decreased by $1,298,000 or 25% to $3,950,000 from $5,248,000.   The decrease in selling, general and administrative expense was primarily driven by our cost reduction efforts and lower year-over-year costs of litigation and improvements in our currency translation loss experience.  Also in the year ago three and six months ended December 31, 2008, the Company incurred $344,000 and $643,000, respectively, of costs associated with the start-up of its manufacturing operations in China.  During the three and six months ended December 31, 2009, we had no comparable costs as this manufacturing facility was closed and these start-up activities ceased late in our prior fiscal year.

Net Loss
For the three and six months ended December 31, 2009, we lost $51,000 ($0.00 per share basic and diluted) and $310,000 ($0.03 per share basic and diluted).  This compares with a net loss of $517,000 ($0.04 per share basic and diluted) and $39,000 ($0.00 per share basic and diluted), respectively, for the three and six months ended December 31, 2008.  Excluding the benefit of the non-recurring litigation settlement recognized in the comparative year ago period ended December 31, 2008, we would have generated a net loss of about $1,029,000 on a pro forma basis.

Conference Call Note
Media Sciences International, Inc. will hold a conference call to discuss its quarterly results on Friday, February 12, 2010, at 8:45 a.m. Eastern Time. The call will be webcast live by Thomson/CCBN and may be accessed through Media Sciences’ web site at www.mediasciences.com. Investors and other interested parties in the United States may access the teleconference by calling 800.901.5213. International callers may dial 617.786.2962. The passcode for the teleconference is 84931810.

For more information on Media Sciences, its SEC filings, or to access more information about Media Science’s quarter and year-to-date financial results, including supplemental financial schedules, please visit the investor relations section of the Company’s website at www.mediasciences.com or directly at http://phx.corporate-ir.net/phoenix.zhtml?c=79804&p=irol-irhome.  (Note: If clicking on the above links does not open in a new web page, please cut and paste the above urls into your browser's address bar.)

About Media Sciences International, Inc. (NASDAQ: MSII): Media Sciences International, Inc. (NASDAQ: MSII), the leading independent manufacturer of solid ink and color toner cartridges for office color printers, has a strong reputation for being the informed customer’s choice. As the premium quality price alternative to the printer manufacturer’s brand, Media Sciences’ newly manufactured color toner and solid ink products for use in Brother®, Dell®, Epson®, Konica Minolta®, OKI®, Ricoh®, Samsung®, and Xerox® office color printers deliver up to and over 30% in savings when compared to the printer manufacturer’s brand. Behind every Media Sciences product is The Science of Color®—the company’s proprietary process for delivering high quality products at the very best price, including its commitment to exceptional, highly responsive technical support and its longstanding, industry-leading warranty. For more information on the Company, its products, and its programs, visit www.mediasciences.com, E-mail info@mediasciences.com, or call 201.677.9311.

Brand names are used for descriptive purposes only and are the properties of their respective owners.

Forward Looking Statements
This press release contains certain forward-looking statements about our goals and prospects within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current beliefs and expectations and are subject to risks and uncertainties.  Actual results may differ materially from those included in these statements due to a variety of factors, including those factors identified in our Annual Report on Form 10-K for the year ended June 30, 2009, on file with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the time made and we assume no duty to update them, whether as a result of new information, unexpected events, future changes, or otherwise.

Investor Relations & Media Contacts:
SM Berger & Company
Stanley M. Berger
stan@smberger.com, 216.464.6400

Web site: http://www.mediasciences.com